UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2025

GLUCOTRACK, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41141	98-0668934
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

301 Rte. 17 North, Ste. 800, Rutherford, NJ	07070
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 842-7715

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GCTK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On September 12, 2025 (the “Issue Date”), Glucotrack, Inc. (the “Company”) entered into a Note Purchase Agreement (the “Note Purchase Agreement”), with an investor (the “Investor”), pursuant to which the Company issued a Convertible Promissory Note (the “Note”) to the Investor in the principal amount of $3,600,000 for a purchase price of $3,000,000.

The Note bears no interest, has an original issue discount of $600,000, is an unsecured obligation of the Company and will rank equal in right of payment with the Company’s existing and future unsecured indebtedness.

Unless converted earlier as set forth below, the Note will be due and payable on (i) the twelve (12) month anniversary of the Issue Date, or (ii) the date of closing of a Qualified Financing, as defined below. The Company may prepay the Note at any time without the requirement for consent of the Investor.

If not sooner repaid, all outstanding principal on the Note, as of the close of business on the day immediately preceding the date of the closing of the next issuance and sale of capital stock of the Company, in a single transaction or series of related transactions, to investors resulting in gross proceeds to the Company of at least $5,000,000 (excluding indebtedness converted in such financing) (a “Qualified Financing”), will, at the election of the Holder, be converted into that number of equity securities of the Company sold in the Qualified Financing equal to the number of securities calculated by dividing (i) the then outstanding principal balance of the Note by (ii) an amount equal to the price per share or other unit of equity securities issued in such Qualified Financing, and otherwise on the same terms as the security issued in the Qualified Financing, provided that the conversion price per share of common stock, par value $0.001 per share (the “Common Stock”), shall not, in any event, be lower than $4.87, subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events (the “Floor Price”).

As previously disclosed, on September 11, 2025, the Company entered into a purchase agreement with Sixth Borough Capital Fund, LP (“Sixth Borough”) establishing an equity line of credit (the “ELOC”). Under the terms of the ELOC, the Company has the right, but not the obligation, to sell to the Sixth Borough, and Sixth Borough is obligated to purchase, up to $20.0 million of the Company’s Common Stock (the “Purchase Shares”), subject to the terms and conditions set forth therein. Pursuant to the Note Purchase Agreement, the Company is required to pay 100% of the net proceeds (after commission) it receives from the sale of Purchase Shares under the ELOC towards repayment of the Note, until such time that the Company obtains stockholder approval (the “Stockholder Approval”) to issue Purchase Shares in excess of the “Exchange Cap,” as defined in the ELOC. Following Stockholder Approval, the Company is required to apply 50% of the net proceeds (after commissions) from any subsequent sales of Purchase Shares under the ELOC to repay the Note.

The Note contains certain specified events of default, the occurrence of which would entitle Investor to immediately demand repayment of all outstanding principal on the Note such as certain events of bankruptcy and insolvency. The Note does not contain any affirmative and restrictive covenants by the Company. The Purchase Agreement includes customary representations, warranties, and conditions precedent of both parties.

The Note was issued in a private placement to the Investor pursuant to an exemption for transactions by an issuer not involving a public offering under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

The foregoing description of the Note Purchase Agreement and the Note does not purport to be complete and is qualified in its entirety by reference to the Note Purchase Agreement and the Note, forms of each of which are filed herewith as Exhibit 10.1 and Exhibit 4.1, respectively, and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent required by Item 2.03 of Form 8-K, the information contained in Item 1.01 is hereby incorporated by reference into this Item 2.03 in its entirety.

Item 3.02. Unregistered Sales of Equity Securities

To the extent required by Item 3.02 of Form 8-K, the information contained in Item 1.01 is hereby incorporated by reference into this Item 3.02 in its entirety.

In the Note Purchase Agreement, the Investor represented to the Company, among other things, that it is an “accredited investor” (as such term is defined in Rule 501(a)(3) of Regulation D under the Securities Act of 1933). The Note and any Company securities issued upon conversion of the Note will be sold and issued by the Company to the Investor in reliance upon the exemptions from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D thereunder.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
4.1	Form of Convertible Note, dated September 12, 2025
10.1	Form of Note Purchase Agreement, dated September 12, 2025
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 12, 2025
GLUCOTRACK, INC.

	By:	/s/ Paul Goode
	Name:	Paul Goode
	Title:	Chief Executive Officer